EXHIBIT 23.1

                      Consent of Independent Accountants

     We consent to the incorporation by reference in the Prospectus Supplement of Credit Suisse First Boston Mortgage Securities Corp., relating to Credit Suisse First Boston Corp., Mortgage Backed Pass-Through Class A Certificates, Series 2001-HE16, of our report dated January 24, 2001, on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.


                                        /s/ PricewaterhouseCoopers LLP
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July 18, 2001